 Sam Kan & Company

 1151 Harbor Bay Pkwy., Suite 101

 Alameda, CA 94502  Phone: 510.517.7874 Fax: 866.848.1224

http://www.skancpa.com

We consent to the inclusion in the Annual Report (Form 10-K) of Bancorp Energy, Inc. (hereinafter the “Company”) of our report dated July 28, 2011, with respect to the balance sheets as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and for the period since re-entering the development stage on September 30, 2003 to December 31, 2009 to be included in this Annual Report (Form 10-K).

Firm’s Manual Signature Alameda, CA City, State July 28, 2011 Date